Exhibit 23.1 Consent of Independent Registered Public Accounting Firm

The Board of Directors of First Commonwealth Financial Corporation:

We consent to incorporation by reference in:

•	Registration statement No. 333-165848 on Form S-3 of First Commonwealth Financial Corporation’s Shelf Registration of Common Stock;

•	Registration statement No. 333-154751 on Form S-3 of First Commonwealth Financial Corporation’s Shelf Registration of Common Stock;

•	Registration statement No. 333-111732 on Form S-3 of First Commonwealth Financial Corporation’s Stock Purchase and Dividend Reinvestment Plan;

•	Registration statement No. 333-113534 on Form S-8 of GA Financial, Inc. Stock Option Plan;

•	Registration statement No. 333-111735 on Form S-8 of Pittsburgh Financial Corp. Stock Option Plan;

•	Registration statement No. 033-55687 on Form S-8 of First Commonwealth Financial Corporation’s Stock Option Plan; and

•	Registration statement No. 333-159090 on Form S-8 of First Commonwealth Financial Corporation’s Incentive Compensation Plan filed May 8, 2009 of our report dated March 3, 2011 with respect to the consolidated statements of financial condition of First Commonwealth Financial Corporation and subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and effectiveness of internal control over financial reporting as of December 31, 2010, which reports are included in the December 31, 2010, Annual Report on Form 10-K of the Company. Our report with respect to the consolidated financial statements of the Company refers to changes in 2009 in the Company’s method of accounting for other-than-temporary impairments.

/s/ KPMG LLP

Pittsburgh, Pennsylvania
March 3, 2011